Exhibit 10.5

LEASE AGREEMENT
AND
SALE OF PLANTATION

THE UNDERSIGNED, CRAIG FRANK, with just one last name due to his American nationality, of legal age, married, executive, bearer of the US Passport number 047083580, with domicile in 2131 Hollywood Blvd, Hollywood, FL, 33020, acting in his condition of legal representative of the company ALTERNATIVE FUELS AMERICAS, INC a corporation registered under the laws of the State of Delaware, United States of America, hereinafter and for the legal purposes of this Agreement referred as "LESSEE" and CLAUDIO CERDAS DINARTE, of legal age, Agriculture Engineer, married twice, bearer of the ID number 5-230-847,with domicile in Pozos, Santa Ana,1.5 km west of Bank HSBC, Residential Parque Valle del Sol, suite # 241, acting in his condition of President with full powers of attorney of the company named TEMPATE S. A., with corporate ID number 3-101-047722, hereinafter and for the legal purposes of this Agreement referred as "LESSOR", have agreed to execute and enforce this Lease Agreement of Agricultural Parcels with plantations of "Jatropha Curcas", this Agreement will be regulated by the Civil Code of the Republic of Costa Rica and the following terms and conditions:

FIRST: Description. The Lessor has an extensive expertise in the development of Agricultural projects. Thus, the Lessee has an extensive expertise in the production and sale of the "Jatropha Curcas" and its derivatives.

SECOND: The Properties. The Lessor is the possessor and owner of the following properties, which are located in the District of Tempate, County of Santa Cruz, Province of Guanacaste:

CHART 1
PROPERTIES OWNED BY THE LESSOR

1-Property 1: Cadastral survey number G-1063649-2006, with an area of 7 hectares 6761,86 m2

2-Property 2: Cadastral survey number G-1066217-2006, with an area of 10 hectares 6892,85 m2

3-Property 3: Cadastral survey number G-1040500-2005, with an area of 789,575.17 m2.

4-Property 4: Cadastral survey number G-1515587-201 1, with an area of 3 hectares 3180 m2

THIRD: Plantation Areas.  Since August 2009, the Lessor began the plantation process of Jatropha Curcas, in certain areas of the Properties described above, in the following proportions:

CHART 2
THE PLANTATION AREAS

The Lessor has planted the amount of 40,000 trees of Jatropha that are currently in great productive conditions with a technical management program.

FOURTH: The Objective.  The Lessor agrees to lease the Plantation Areas to Lessee who accepts the lease of the areas indicated in Chart 1 above, equivalent to 104,121 m2 of the Properties, hereinafter and for the legal purposes of this Agreement referred as "Leased Areas".  Annex 1 has been attached to this Agreement, including the cadastral surveys of the 4 properties indicated in Chart 2 above, indicating the exact Leased Areas of Plantation.  The Lessee understands and accepts that the Leased Areas, are the only areas the Lessee will have access to and will not have access and/or rights over any other portion of the Properties that are not areas indicated in Annex 1.

FIFTH: The Lessor agrees to sell to Lessee who accepts the sale of the right of commercial use, of investigation and complete management of the Plantation of 40,000 Jatropha trees, for the amount of US$4 dollars per tree.

SIXTH: The Term. The term of this Agreement is 10 years. Once the term of 10 years expires, this Agreement could be renewed for an additional term of 10 years. However, in this event the parties shall execute a new Lease Agreement with new terms and conditions. The parties will have the right to terminate this Agreement at any moment during the period of this Agreement, in the event of force majeure, acts of God or in the event any of the parties is on default with any of the terms and conditions established in this Agreement. In the event, Lessor terminates this Agreement due to Lessee's default, he must permit the Jatropha trees purchased to date by Lessee to be removed from the property. Such purchases are to be recorded by both parties as payments for the trees, in accordance with Section 8 of this document.

SEVENTH: Lease price and method of payment. The lease price of the Leased Areas will be paid yearly and it will be prorated as described below in this clause. Any payments to Lessor must be deposited at the bank account of the Lessor at Banco de Costa Rica number 001-0270304-1, Cuenta Cliente 15201001027030411 owned by Tempate S A, with corporate ID number 3-101-047722. The Lease price shall be paid on November 15th of each year during the term of this Agreement as follows:

•	From year 1 to 3, the lease price per hectare is the amount of US$350.00, for a total yearly Lease price of US$3,500.00 legal tender of the United States of America.

•	From year 4 to 6, the lease price per hectare is the amount of US$450.00, for a total yearly Lease price of US$4,500.00 legal tender of the United States of America.

•	From year 7 to 10, the lease price per hectare is the amount of US$550.00, for a total yearly Lease price of US$5,500.00 legal tender of the United States of America.

The Lessee does the deposit of the first year of Lease at the execution of this Agreement.

EIGHT: Sale price of the Jatropha trees. The sale price of the Jatropha trees is the amount of US$160,000.00 legal tender of the United States of America, which will paid as follows:

•	First year: The Lessee will pay to Lessor the amount of US$40,000.00 by means of 12 monthly and consecutive payments of US$3,333.33 each, doing the first 2 payments on November 15th 2011.

•	Second year: The Lessee will pay to Lessor the amount of US$30,000.00 on November 15th, 2012.

•	Third year: The Lessee will pay to Lessor the amount of US$30,000.00 on November 15th, 2013.

•	Fourth year: The Lessee will pay to Lessor the amount of US$30,000.00 on November 15th, 2013.

•	Fifth year: The Lessee will pay to Lessor the amount of US$30,000.00 on November 15th, 2014.

NINETH.  Duties of the Lessee.

The Lessee hereby agrees to comply with the following duties and conditions:

1.           Do the payments on the exact dates established in this Agreement and comply with the duties established hereto.

2.           Keep the Leased Areas in excellent conditions, the Lessee shall provide the periodic maintenance needed.

3.           In the event the Lessee requires to perform an improvement to the Leased Areas of the Properties, the Lessee must notify via email to Lessor such circumstance and must have the approval of the Lessor prior to perform the improvement needed.

The Lessee will be solely responsible for the employees hired to work at the Leased Areas and therefore, release the Lessor of further liabilities regarding the Lessee's employees. The Lessee must register its own employees before the Costa Rican Social Security Board (CCSS) and shall execute the Labor Risk Insurance for their employees before the Insurance Board (INS). This last condition will not apply to subcontractors hired by the Lessee.

Lessee shall not perform any of the following activities at the Leased Areas, without the prior consent of the Lessor:

a.           Land movements

b.           Handling of dangerous materials or chemicals.

c.           Cut trees that are not Jatropha trees.

d.           Modification of property boundaries

e.	Modification of the environment that could create an environmental damage to the Leased Areas.

In the event, Lessee infringe any of the obligations indicated in this Clause or in any other clause of this Agreement, it will be fair cause to automatically terminate this Agreement by Lessor who will be released of further liabilities. Lessor shall not indemnify Lessee for any damages or losses this anticipated termination could create. In this event, Lessee must evict the Leased Areas immediately.

Lessee cannot allege any possession or property rights over the Leased Areas, or over the Jatropha Plantation, except for the trees that have been purchased, fact that must be properly documented. In the event, Lessee decides to terminate this Agreement, Lessee shall notify by email to Lessor such decision, 3 months prior to the date the Lessee is planning to evict the Leased Areas, otherwise, Lessee must pay an indemnification of 3 months of rent applicable to that moment to Lessor.

Lessee expressly accepts this Agreement is for the sole purpose of purchasing the Jatropha trees and the corresponding use of the Leased Areas. Therefore, in the event the Lessee decides to terminate this Agreement, the Lessee hereby releases the Lessor of further liabilities or indemnifications for the improvements done to the Leased Areas if applicable. Lessee will not have the right to request any indemnification regarding the Jatropha trees plantation, due to the fact, Lessor has planted the Jatropha trees by his own means and economic resources and did not receive any assistance from Lessee. In this event, Lessee must evict the Leased Areas within a term of 30 days and must return the Leased Areas in the same conditions they were granted at the date of execution of this Agreement, with the exception of the trees that were purchased and removed by the Lessee.

Lessee should purchase the insurances needed in order to protect the Plantation in the event of Force Majeure or Acts of God, in any case, Lessor will not be responsible for the damages caused to the Plantation.  Agreement, it will consider as fair cause of eviction and termination of this Agreement. In the event of termination, the parties shall follow the provisions as detailed in Section Six of this document.

The Lessee will be authorized to install publicity, logos, banners or any other kind of design that has direct relation with the Lessee and or its products. The Lessee is not authorized to use publicity, logos, banners or any other kind of design related to third parties.

Lessor will not in any way hinder, restrict, or obstruct Lessee's legitimate and standard use of the land and the purchased Jatropha trees, including but not limited to diversion of resources, blocking of access, and planting of crops around leased property in a manner that restricts or obstructs the access.

TENTH: Restrictions to sublease. The Lessee will not be authorize to sublease, submit into trust or transfer the rights granted to by this Agreement over the Leased Areas without prior written consent of the Lessor. In the event of infringement of this clause, the Lessee must evict the Leased Areas and the Lessor will terminate this Agreement with no further responsibility for the Lessor. Lessee will have the right to assign the lease contract to its own subsidiary in Costa Rica.

ELEVENTH: Breach of Contract. The breach of contract of any of the obligations stated in this Agreement, will grant the right to the fulfilling party to request the termination of the Agreement and request an indemnification for the damages and losses caused by the breach of contract of the other party.

TWELFTH: Applicable law.  Any other situation or agreements related to this Agreement, but not regulated by this Agreement, will be regulated by the Civil Code and any other applicable laws of the Republic of Costa Rica.

THIRTEENTH: Resolution of controversies.  Any controversy and/or claim derived from this Agreement, or related to the Agreement and its non completion, termination or enforceability will be resolved by the Civil Court of Costa Rica.

FOURTEENTH: General Conditions and Tolerance.  The decision of any of the parties refusing to enforce the rights granted by this Agreement or any of its annexes, will be considered as Tolerance, but it will not modify, alter or diminish in any way the rights established in this Agreement and its Annexes and they can enforced at any moment.

Entire Agreement. This Agreement is the result of negotiations and concessions that benefit both parties.

Severability. The parties agree that if any part, or provision of this Agreement shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

Notices.  Any notices to be given hereunder shall be given in written to the following emails:

The Lessee:  to the email address gerencia@aaronegocioscr.com to the attention to Mr. Carlos Blair.

The Lessor:  to the email address claudiocerdas@racsa.co.cr to the attention to Mr. Claudio Cerdas.

CONTRACT WORTH.  For the corresponding legal purposes the worth of this Agreement is the amount US$163,500.00 legal tender of the United States of America.

LEGALIZATION.  The parties mutually agree to appear before Notary Public of their election in order to legalize this Agreement.

TRANSLATION.  This contract is executed in both Spanish and English. The versions are considered identical and neither version is considered more correct. Both must be considered equally in the event of a dispute.

The parties warrant they have sufficient powers and authority to execute this Agreement. The parties declare their statements and compromises are sufficient and valid.

IN WITNESS WHEREOF, the parties have executed this Agreement in Tamarindo, Guanacaste, on the 4th day of November of 2011.

CLAUDIO CERDAS DINARTE TEMPATE S A

THE LESSOR:		THE LESSEE:
TEMPATE S.A.		ALTERNATIVE FUELS AMERICAS, INC.

By:	/s/ Claudio Cerdas Dinarte	By:	/s/ Craig Frank
	Claudio Cerdas Dinarte, President		Craig Frank